Subject to Completion Preliminary Term Sheet dated June 7, 2018
Filed Pursuant to Rule 433
Registration Statement No. 333-208507
(To Prospectus dated January 8, 2016,
Prospectus Supplement dated January 8, 2016 and
Product Supplement STOCK ARN-1 dated July 18, 2016)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	June , 2018 July , 2018 August , 2019
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks
▪       Maturity of approximately 14 months
▪       3-to-1 upside exposure to increases in the Basket, subject to a capped return of [14% to 18%]
▪       The Basket will be comprised of the common stocks of each of Raytheon Company, Lockheed Martin Corporation, and The Boeing Company (the “Basket Stocks”)
▪       1-to-1 downside exposure to decreases in the Basket, with up to 100% of your investment at risk
▪       All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
▪       No periodic interest payments
▪    In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
▪    Limited secondary market liquidity, with no exchange listing
▪    The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on pages TS-6 and TS-7 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.
The initial estimated value of the notes as of the pricing date is expected to be between $9.3283 and $9.6283 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to RBC	9.80	$

(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
June     , 2018

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Summary
The Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August  , 2019 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of three defense sector stocks described below (the “Basket”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket will be comprised of the common stocks of Raytheon Company, Lockheed Martin Corporation, and The Boeing Company (each, a “Basket Stock”).  On the pricing date, each Basket Stock will be given an approximately equal weight.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.
Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:
An approximately equally weighted basket of three defense sector stocks comprised of the common stock of Raytheon Company (NYSE symbol: "RTN"), Lockheed Martin Corporation (NYSE symbol: "LMT") and The Boeing Company (NYSE symbol: "BA") (each, an “Underlying Company”).

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:
The value of the Basket on the calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described  beginning on page PS-26 of product supplement STOCK ARN-1.

Participation Rate:	300%
Capped Value:	[$11.40 to $11.80] per unit, which represents a return of [14% to 18%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date.
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-19 of product supplement STOCK ARN-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
The terms and risks of the notes are contained in this term sheet and in the following:
▪	Product supplement STOCK ARN-1 dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116072674/form424b5.htm
▪	Series G MTN prospectus supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
▪	Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.
Investor Considerations
You may wish to consider an investment in the notes if:
▪	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.
▪	You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.
▪	You accept that the return on the notes will be capped.
▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the Basket Stocks.
▪
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our  actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
▪
You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal repayment or preservation of capital.
▪	You seek an uncapped return on your investment.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the Basket Stocks.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Hypothetical Payout Profile
The below graph is based on hypothetical numbers and values.
Accelerated Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 300% and a hypothetical Capped Value of $11.60 per unit (the midpoint of the Capped Value range of [$11.40 to $11.80]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.
This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 300%, a hypothetical Capped Value of $11.60 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$11.60(2)	16.00%
120.00	20.00%	$11.60	16.00%
130.00	30.00%	$11.60	16.00%
140.00	40.00%	$11.60	16.00%
150.00	50.00%	$11.60	16.00%
160.00	60.00%	$11.60	16.00%

(1)	The Starting Value will be set to 100.00 on the pricing date.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.60 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1, page S-1 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.
▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Basket, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-15. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪
The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

▪	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
▪	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.
▪
While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control any Underlying Company, and have not verified any disclosures made by any Underlying Company.

▪
The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock.  See “Description of ARNs—Anti-Dilution Adjustments” beginning on page PS-19 of product supplement STOCK ARN-1.

▪	There may be potential conflicts of interest involving the calculation agent, which is MLPF&S. We have the right to appoint and remove the calculation agent.
▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-35 of product supplement STOCK ARN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Tax Consequences—Canadian Taxation” in the prospectus dated January 8, 2016.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Additional Risk Factors
The stocks included in the Basket are concentrated in one sector.  All of the stocks included in the Basket are issued by companies in the defense sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the defense sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Adverse conditions in the defense sector may reduce your return on the notes. All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the defense sector. The profitability of these companies is largely dependent on, among other things, U.S. government contracts, military demand, government regulation, material costs and availability, continued innovation and the success of various research endeavors, funding, talent attraction and retention, and industry competition. In addition, adverse economic, business, market, environmental, labor, tax or political developments affecting the U.S., the areas of the world in which these companies operate and/or the defense sector could adversely affect the prices of the Basket Stocks, and increase the volatility of the Market Measure.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
The Basket
The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section “The Basket Stocks” below.  Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-25 of product supplement STOCK ARN-1.
If May 31, 2018 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:
Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Raytheon Company	RTN	33.33%	209.50	0.15909308	33.33
Lockheed Martin Corporation	LMT	33.33%	314.54	0.10596427	33.33
The Boeing Company	BA	33.34%	352.16	0.09467288	33.34
				Starting Value	100.00

(1)
The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)	These were the Closing Market Prices of the Basket Stocks on May 31, 2018.
(3)
Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on May 31, 2018 and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product supplement STOCK ARN-1. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of ARNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-26 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2008 through May 31, 2018.  The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
The Basket Stocks
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.
This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes.  The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.
The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through May 31, 2018.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
The historical data below on each of the Basket Stocks is not necessarily indicative of the future performance of the particular Basket Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of any Basket Stock during any period set forth below is not an indication that the price per share of the Basket Stock is more or less likely to increase or decrease at any time over the term of the notes. Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of each of the Basket Stocks.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Raytheon Company
Raytheon Company is a technology company specializing in defense, homeland security and other government markets. The company provides electronics, mission systems integration and other capabilities in the areas of sensing, effects, and command, control, communications and intelligence systems, as well as mission support services. This Basket Stock trades on the New York Stock Exchange under the symbol “RTN”. The company’s CIK number is 1047122.

	High ($)	Low ($)
2008
First Quarter	67.11	59.82
Second Quarter	66.63	56.00
Third Quarter	61.71	53.51
Fourth Quarter	54.00	43.40
2009
First Quarter	52.67	33.57
Second Quarter	48.27	38.47
Third Quarter	48.33	42.08
Fourth Quarter	53.44	45.18
2010
First Quarter	57.67	50.73
Second Quarter	60.01	48.39
Third Quarter	49.64	43.21
Fourth Quarter	48.33	44.45
2011
First Quarter	52.51	46.09
Second Quarter	51.49	47.93
Third Quarter	50.11	38.83
Fourth Quarter	49.07	39.50
2012
First Quarter	52.96	47.99
Second Quarter	56.59	49.30
Third Quarter	58.40	54.28
Fourth Quarter	59.28	54.00
2013
First Quarter	59.01	52.67
Second Quarter	68.07	56.22
Third Quarter	80.69	64.82
Fourth Quarter	91.04	73.97
2014
First Quarter	101.31	88.13
Second Quarter	101.47	92.25
Third Quarter	103.35	89.43
Fourth Quarter	110.47	93.85
2015
First Quarter	112.40	100.05
Second Quarter	110.01	95.68
Third Quarter	110.33	95.57
Fourth Quarter	127.95	107.77
2016
First Quarter	128.24	117.62
Second Quarter	136.66	123.23
Third Quarter	142.65	134.82
Fourth Quarter	150.54	132.97
2017
First Quarter	156.97	142.90
Second Quarter	164.26	149.95
Third Quarter	186.58	162.57
Fourth Quarter	191.38	179.58
2018
First Quarter	219.86	186.28
Second Quarter (through May 31, 2018)	228.13	201.08

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Lockheed Martin Corporation
Lockheed Martin Corporation is a security company that primarily researches, designs, develops, manufactures, and integrates advanced technology products and services. The company's businesses span space, telecommunications, electronics, information and services, aeronautics, energy, and systems integration. This Basket Stock trades on the New York Stock Exchange under the symbol “LMT”. The company’s CIK number is 936468.
	High ($)	Low ($)
2008
First Quarter	109.78	99.30
Second Quarter	109.94	98.66
Third Quarter	119.59	100.26
Fourth Quarter	108.85	67.97
2009
First Quarter	85.55	58.18
Second Quarter	86.17	67.31
Third Quarter	82.49	73.13
Fourth Quarter	78.93	68.32
2010
First Quarter	86.90	74.41
Second Quarter	86.92	74.50
Third Quarter	76.15	68.48
Fourth Quarter	73.29	68.04
2011
First Quarter	82.27	69.87
Second Quarter	81.79	75.73
Third Quarter	81.97	66.87
Fourth Quarter	81.52	71.16
2012
First Quarter	90.85	79.98
Second Quarter	91.70	80.82
Third Quarter	93.80	86.02
Fourth Quarter	94.87	87.58
2013
First Quarter	96.52	86.70
Second Quarter	108.85	94.53
Third Quarter	130.84	106.40
Fourth Quarter	148.84	122.03
2014
First Quarter	166.84	146.07
Second Quarter	168.08	153.82
Third Quarter	182.78	157.21
Fourth Quarter	196.84	172.61
2015
First Quarter	206.62	188.37
Second Quarter	201.44	185.52
Third Quarter	213.02	187.30
Fourth Quarter	226.43	204.75
2016
First Quarter	222.96	206.08
Second Quarter	248.17	223.11
Third Quarter	266.50	237.41
Fourth Quarter	267.62	230.52
2017
First Quarter	272.03	250.90
Second Quarter	283.65	266.98
Third Quarter	310.29	278.92
Fourth Quarter	322.82	306.60
2018
First Quarter	361.00	318.54
Second Quarter (through May 31, 2018)	358.60	305.70

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
The Boeing Company
The Boeing Company, together with its subsidiaries, develops, produces, and markets commercial jet aircraft, as well as provides related support services to the commercial airline industry. The company also researches, develops, produces, modifies, and supports information, space, and defense systems, including military aircraft, helicopters and space and missile systems. This Basket Stock trades on the New York Stock Exchange under the symbol “BA”. The company’s CIK number is 12927.

	High ($)	Low ($)
2008
First Quarter	86.98	72.45
Second Quarter	87.07	65.72
Third Quarter	69.26	55.47
Fourth Quarter	56.62	37.11
2009
First Quarter	46.31	29.36
Second Quarter	52.83	35.44
Third Quarter	54.62	39.04
Fourth Quarter	56.05	47.22
2010
First Quarter	74.11	56.18
Second Quarter	75.59	60.11
Third Quarter	69.69	60.76
Fourth Quarter	71.66	62.50
2011
First Quarter	73.93	66.40
Second Quarter	79.95	71.25
Third Quarter	75.99	57.41
Fourth Quarter	74.29	58.25
2012
First Quarter	76.34	72.56
Second Quarter	77.27	67.24
Third Quarter	75.51	69.38
Fourth Quarter	76.20	69.53
2013
First Quarter	86.62	73.65
Second Quarter	104.08	84.09
Third Quarter	119.38	101.47
Fourth Quarter	138.36	114.47
2014
First Quarter	144.37	121.40
Second Quarter	138.25	122.07
Third Quarter	129.74	118.34
Fourth Quarter	134.81	120.19
2015
First Quarter	158.31	127.53
Second Quarter	154.38	138.72
Third Quarter	148.49	125.49
Fourth Quarter	149.40	130.61
2016
First Quarter	141.07	108.44
Second Quarter	137.08	122.70
Third Quarter	135.96	126.70
Fourth Quarter	157.81	132.25
2017
First Quarter	183.91	156.97
Second Quarter	202.23	175.62
Third Quarter	256.45	198.59
Fourth Quarter	297.90	255.46
2018
First Quarter	364.64	294.91
Second Quarter (through May 31, 2018)	363.92	322.44

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Supplement to the Plan of Distribution
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
•
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the Redemption Amount, will be calculated based on the $10 principal amount per unit. The Redemption Amount will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-15 of product supplement STOCK ARN-1.

Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated January 8, 2016.
Summary of U.S. Federal Income Tax Consequences
 You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts in respect of the Basket.

▪
Under this characterization and tax treatment of the notes, a U.S. holder (as defined on page 27 of the prospectus) generally will recognize capital gain or loss upon the sale or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.
▪
Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments.

The discussions above and in the accompanying prospectus, prospectus supplement, and product supplement do not address the tax consequences applicable to holders subject to Section 451(b) of the Code.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.  You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-35 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to a Basket of Three Defense Sector Stocks, due August , 2019
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-16